Exhibit 99.1

Pharmion Corporation and GPC Biotech Announce Positive Results from the
Satraplatin Pivotal Phase 3 Trial and Achievement of the Progression-Free
Survival Endpoint

-	40% Reduction in Risk of Disease Progression Seen with Satraplatin Compared to Control

-	Highly Statistically Significant Results Seen for Progression-Free Survival (p<0.00001)

-	U.S. Regulatory Submission Expected by Year-End 2006, European Filing in H1 2007

          BOULDER, Colo., MARTINSRIED/MUNICH, Germany, WALTHAM, Mass. and PRINCETON, N.J., Sept. 24 /PRNewswire-FirstCall/ -- Pharmion Corporation (Nasdaq: PHRM) and GPC Biotech AG (Frankfurt Stock Exchange: GPC; TecDAX index; Nasdaq: GPCB) today announced positive topline results for the double-blinded, randomized satraplatin Phase 3 registrational trial, the SPARC trial (Satraplatin and Prednisone Against Refractory Cancer).  The trial is evaluating satraplatin plus prednisone versus placebo plus prednisone as a second-line treatment in 950 patients with hormone-refractory prostate cancer (HRPC).  The study data show that the results for progression-free survival (PFS) are highly statistically significant (p<0.00001) using the protocol-specified log-rank test.  PFS is the primary endpoint for submission for accelerated approval in the U.S. and will also serve as the primary basis for a Marketing Authorization Application (MAA) in Europe.

          Using the protocol-specified hazard ratio, which measured the overall risk of disease progression, patients in the SPARC trial who received satraplatin plus prednisone had a 40% reduction in the risk of disease progression (hazard ratio of 0.6; 95% Confidence Interval: 0.5-0.7) compared with patients who received prednisone plus placebo.  The improvement seen in progression-free survival by patients treated with satraplatin increased over time. Progression-free survival at the median (50th percentile) demonstrated a 13% improvement in patients who received satraplatin plus prednisone (11 weeks) compared to patients who received prednisone plus placebo (9.7 weeks). Progression-free survival at the 75th percentile showed an 89% improvement for patients in the satraplatin arm (36 weeks) versus patients in the placebo arm (19 weeks).  At 6 months, 30% of patients in the satraplatin arm had not progressed, compared to 17% of patients in the control arm. At 12 months, 16% of patients who received satraplatin had not progressed, compared to 7% of patients in the control arm.  All of these analyses were conducted on an intent-to-treat basis.

          The improvement in PFS in the satraplatin arm was not affected by the type of prior chemotherapy; in particular, the improvement was seen equally for patients who had received prior Taxotere(R) (docetaxel), as well as those who received other types of chemotherapy treatments. All disease progression events were adjudicated by an independent expert review committee of medical oncologists and radiologists.  The vast majority of progression events were based on radiological progressions and pain progressions.

          In accordance with the recommendation of the independent Data Monitoring Board for the SPARC trial, patients who have not progressed will continue to be treated, and all patients will be followed for overall survival. With approximately half of the patients from the trial still alive, the companies currently expect to have final overall survival results in the fall of 2007, rather than the previously communicated mid-2007.

          As anticipated, the most common adverse reactions consisted of myelosuppression (bone marrow functions, such as lowered platelet count or lowered white blood cell count) and gastrointestinal events, such as nausea, vomiting and diarrhea.  These adverse reactions were mostly mild to moderate in severity.

          “Patients with advanced hormone-refractory prostate cancer are in urgent need of new treatment options.  We are excited about the highly statistically significant improvement in progression-free survival demonstrated by satraplatin in our Phase 3 registrational trial.  Importantly, the difference in progression-free survival increases over time in favor of the satraplatin group,” said Bernd R. Seizinger, M.D., Ph.D., Chief Executive Officer of GPC Biotech. “Based on the positive data announced today, we will move forward as rapidly as possible with the FDA with the goal of completing the filing for marketing approval of satraplatin in the U.S. before the end of this year.”

          Dr. Seizinger continued:  “Today’s results are indeed great news for GPC Biotech and our partners.  We look forward to an ongoing productive relationship with Pharmion as they advance satraplatin in Europe.  We are delighted that the vision we shared with Spectrum Pharmaceuticals for satraplatin at the time we licensed the compound is now becoming tangible.”

          “We believe that these results demonstrate the benefits that satraplatin can provide men with advanced prostate cancer.  In addition, the oral administration of satraplatin offers the patient the convenience of outpatient therapy and the potential for greater dosing coordination with other cancer therapies,” said Patrick J. Mahaffy, President and Chief Executive Officer of Pharmion Corporation.  “Pharmion remains focused on preparing its marketing authorization application, which we plan to file with the European regulatory authorities in the first half of 2007.  We have worked closely with GPC Biotech since licensing the European and other international rights to satraplatin last December and look forward to continuing our partnership as we move through the regulatory process towards commercialization.”

          The SPARC trial is a double-blinded, randomized, placebo-controlled multinational Phase 3 trial assessing satraplatin plus prednisone as a second- line chemotherapy treatment for patients with HRPC.  A total of 950 patients were accrued to the trial at more than 200 clinical sites in fifteen countries on four continents.  The companies plan to submit data from the SPARC trial for presentation at an upcoming major medical conference.

          GPC Biotech intends to move forward with the U.S. Food and Drug Administration (FDA) with the goal of completing the submission of the rolling New Drug Application (NDA) by the end of 2006 for approval to market satraplatin.  Pharmion Corporation intends to file an MAA to the European Medicines Agency (EMEA) in the first half of 2007.

          About Prostate Cancer

          Prostate cancer is the most common cancer among men in the U.S. and Europe. Approximately 234,000 men in the U.S. are expected to be diagnosed with the disease in 2006 and over 27,000 men are expected to die from the disease.  In the European Union, over 200,000 new cases are expected to be diagnosed, and over 60,000 patients are expected to die each year. Since the incidence of prostate cancer increases with age, the aging of the overall population is expected to further increase the number of prostate cancer patients.

          Most patients diagnosed with prostate cancer initially receive surgery or radiation therapy, and some of these patients are cured.  For many others, though, the disease recurs.  At this point, the recurrent disease is treated with hormone therapy, and most patients initially respond well to this treatment. Eventually, however, the tumor cells become resistant to the hormones -- or “hormone-refractory” -- and the tumor again progresses. Increasingly, chemotherapy is being used as an effective first-line treatment for HRPC.  However, it is not a cure, and so this is creating a need for effective therapeutic options for these patients once they have progressed.

          About Satraplatin

          Satraplatin, an investigational drug, is a member of the platinum family of compounds. Over the past two decades, platinum-based drugs have become a critical part of modern chemotherapy treatments and are used to treat a wide variety of cancers.  Unlike the platinum drugs currently on the market, all of which require intravenous administration, satraplatin is an orally bioavailable compound and is given as capsules that patients can take at home.

          In December 2005, GPC Biotech signed a co-development and license agreement with Pharmion GmbH, a wholly owned subsidiary of Pharmion Corporation, under which Pharmion was granted exclusive commercialization rights to satraplatin for Europe and certain other territories.  GPC Biotech licensed satraplatin from Spectrum Pharmaceuticals, Inc. in 2002.

          GPC Biotech has submitted two of three sections of a rolling submission of an NDA with the U.S. FDA for satraplatin as a second-line chemotherapy treatment for HRPC and expects to complete this filing by the end of 2006. Pharmion plans to file an MAA for Europe in the first half of 2007.  In addition, the companies have ongoing a broad oncology development program for satraplatin that includes a number of trials evaluating this compound in combination with radiation therapy, in combination with other cancer therapies and in various other cancers.

          Conference Calls Scheduled

          Separate conference calls are planned for GPC Biotech at 8:00 a.m. and for Pharmion Corporation at 8:30 a.m. (both times Eastern), to which participants may listen via live webcast, accessible through each company’s Web site at www.pharmion.com, www.gpc-biotech.com, or via telephone.

          About Pharmion

          Pharmion is a biopharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic cancer drug, Vidaza(R), a DNA demethylating agent. For additional information about Pharmion, please visit Pharmion’s website at www.pharmion.com.

          About GPC Biotech

          GPC Biotech AG is a biopharmaceutical company discovering and developing new anticancer drugs. GPC Biotech’s lead product candidate -- satraplatin -- has achieved target enrollment in a Phase 3 registrational trial as a second- line chemotherapy treatment in hormone-refractory prostate cancer. The U.S. FDA has granted fast track designation to satraplatin for this indication, and GPC Biotech has begun the rolling NDA submission process for this compound. GPC Biotech is also developing a monoclonal antibody with a novel mechanism- of-action against a variety of lymphoid tumors, currently in Phase 1 clinical development, and has ongoing drug development and discovery programs that leverage its expertise in kinase inhibitors. GPC Biotech AG is headquartered in Martinsried/Munich (Germany), and its wholly owned U.S. subsidiary has sites in Waltham, Massachusetts and Princeton, New Jersey. For additional information, please visit GPC Biotech’s Web site at www.gpc-biotech.com.

          This press release contains forward-looking statements, which express the current beliefs and expectations of the management of GPC Biotech AG and Pharmion Corporation, including summary statements relating to top line results of the SPARC trial and summary statements relating to the potential efficacy and safety profile of satraplatin.  Such statements are based on current expectations and are subject to risks and uncertainties, many of which are beyond our control, that could cause future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Actual results could differ materially depending on a number of factors, and we caution investors not to place undue reliance on the forward-looking statements contained in this press release.  In particular, there can be no guarantee that topline results from the clinical trial discussed in this press release will be confirmed upon full analysis of the results of the trial and additional information relating to the safety, efficacy or tolerability of satraplatin may be discovered upon further analysis of data from the SPARC trial or analysis of additional data from other ongoing clinical trials for satraplatin.

Furthermore, even if these topline results are confirmed upon full analysis of the trial, we cannot guarantee that satraplatin will be approved for marketing in a timely manner, if at all, by regulatory authorities nor that, if marketed, satraplatin will be a successful commercial product. We direct you to GPC Biotech’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, Pharmion’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, its most recent filings on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission for additional details on the important factors that may affect the future results, performance and achievements of either Pharmion or GPC Biotech. Forward-looking statements speak only as of the date on which they are made and neither Pharmion nor GPC Biotech undertakes any obligation to update these forward-looking statements, even if new information becomes available in the future.

          The scientific information discussed in this press release related to satraplatin is preliminary and investigative. Satraplatin has not yet been approved by the FDA in the U.S., the EMEA in Europe or any other regulatory authority and no conclusions can or should be drawn regarding its safety or effectiveness. Only the relevant regulatory authorities can determine whether satraplatin is safe and effective for the use(s) being investigated.

          Taxotere(R) (docetaxel) is a registered trademark of Aventis Pharma S.A.

SOURCE  Pharmion Corporation
          -0-                                                  09/24/2006
          /CONTACT:  Breanna Burkart or Anna Sussman, Directors, Investor Relations
and Corporate Communications, Pharmion Corporation, +1-720-564-9150,
ir@pharmion.com; Additional Media Contacts for GPC Biotech - In Europe: Brian
Hudspith, Maitland Noonan Russo, +44-20-7379-5151, bhudspith@maitland.co.uk,
In U.S.: David Schull, Noonan Russo, +1-858-546-4810,
david.schull@eurorscg.com; Additional Media Contacts for Pharmion - In U.S.:
Kelly McKenna, Manning Selvage & Lee, +1-415-293-2808,
kelly.mckenna@mslpr.com; In Europe: Almudena Aguado, ACH & Asociados,
+34-91-745-48-00, almudena.aguado@ach.es; or Martin Braendle, Director,
Investor Relations & Corporate Communications, +49-89-8565-2693,
ir@gpc-biotech.com, In U.S.: Laurie Doyle, Director, Investor Relations &
Corporate Communications, +1-781-890-9007 X267 or +1-609-524 1000,
usinvestors@gpc-biotech.com, both of GPC Biotech AG/
          /Web site:  http://www.pharmion.com
                            http://www.gpc-biotech.com /
          (PHRM GPCB)